Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2012 THIRD QUARTER RESULTS -

ST. LOUIS, MISSOURI (October 23, 2012) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended September 30, 2012.
During the third quarter of 2012, we recorded net earnings of $0.07 per diluted share reflecting the following:

Earnings excluding Kentucky operations	$0.78
Third quarter loss from Kentucky operations	(0.31)
Subtotal	0.47
Kentucky premium deficiency reserve	(0.69)
Gains on sales of investments	0.21
State tax benefit	0.08
Net earnings per diluted share	$0.07
During the third quarter of 2012, we recorded a $63.0 million pre-tax premium deficiency reserve for our Kentucky health plan contract covering the period from October 1, 2012 through July 5, 2013, or $0.69 per diluted share. We recorded a $17.9 million pre-tax gain on the sale of an investment in a convertible note and $1.5 million in gains on the sale of investments in our Georgia health plan, or $0.21 per diluted share during the third quarter of 2012. We also recorded a $4.6 million tax benefit, or $0.08 per diluted share, associated with the clarification by a state regarding the items included in the state income tax calculation.
Third Quarter Highlights

•	Quarter-end at-risk managed care membership of 2,503,000, an increase of 887,300 members, or 55% year over year.

•	Premium and service revenues of $2.2 billion, representing 75% growth year over year.

•	Health Benefits Ratio of 93.3%, compared to 85.0% in 2011. Excluding our Kentucky operations, the HBR was 88.7% for the third quarter of 2012.

•	General and Administrative expense ratio of 8.2%, compared to 11.3% in 2011.

•	Operating cash flow of $317.2 million for the third quarter of 2012.
Other Events

•	In July 2012, the Company began operating under a new contract with the Washington Health Care Authority to serve Medicaid beneficiaries in the state, initially operating as Coordinated Care.

•
In July 2012, the Company's subsidiary, Home State Health Plan, began operating under a new contract with the Office of Administration for Missouri to serve Medicaid beneficiaries in the Eastern, Central, and Western Managed Care Regions of the state.

•
In August 2012, we were notified by the Ohio Department of Job and Family Services that Buckeye Community Health Plan, our Ohio subsidiary, was selected to serve Medicaid members in a dual-eligible demonstration program in three of Ohio's pre-determined seven regions: Northeast (Cleveland), Northwest (Toledo) and West Central (Dayton). This three-year program, which is part of the state of Ohio's Integrated Care Delivery System expansion, will serve those who have both Medicare and Medicaid eligibility. Enrollment is expected to begin in the second half of 2013.

•
In October 2012, we announced that our subsidiary, Kentucky Spirit Health Plan (Kentucky Spirit), notified the Cabinet for Health and Family Services that it is exercising a contractual right that it believes allows Kentucky Spirit to terminate its Medicaid managed care contract with the Commonwealth of Kentucky effective July 5, 2013. We have also filed a formal dispute with the Cabinet for damages incurred under the contract. In addition, we have filed a lawsuit in Franklin Circuit Court against the Commonwealth of Kentucky seeking declaratory relief as a result of the Commonwealth's failure to completely and accurately disclose material information.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “The third quarter results demonstrate our commitment to addressing issues identified in the second quarter.  While progress has been made, there is more work to be done to achieve and sustain our targeted margins.”
The following table sets forth the Company's membership by state for its managed care organizations:

	September 30,
	2012	2011
Arizona	23,800	22,800
Florida	209,600	188,600
Georgia	312,400	298,000
Illinois	17,900	13,600
Indiana	205,400	205,300
Kentucky	145,400	—
Louisiana	167,200	—
Massachusetts	28,000	34,700
Mississippi	30,600	30,600
Missouri	53,900	—
Ohio	173,800	162,200
South Carolina	89,400	86,500
Texas	930,700	494,500
Washington	42,000	—
Wisconsin	72,900	78,900
Total at-risk membership	2,503,000	1,615,700
Non-risk membership	—	10,600
Total	2,503,000	1,626,300

The following table sets forth our membership by line of business:

	September 30,
	2012	2011
Medicaid	1,939,400	1,189,900
CHIP & Foster Care	229,600	210,600
ABD & Medicare	289,800	171,700
Hybrid Programs	35,700	38,400
Long-term Care	8,500	5,100
Total at-risk membership	2,503,000	1,615,700
Non-risk membership	—	10,600
Total	2,503,000	1,626,300

The following table identifies the Company's dual eligible membership by line of business. The membership tables above include these members.

	September 30,
	2012	2011
ABD	76,900	34,000
Long-term Care	7,800	4,700
Medicare	4,000	3,100
Total	88,700	41,800

Statement of Operations: Three Months Ended September 30, 2012

•
For the third quarter of 2012, Premium and Service Revenues increased 75% to $2.2 billion from $1.3 billion in the third quarter of 2011. The increase was primarily driven by the Texas and Arizona expansions, pharmacy carve-ins in Texas and Ohio, the additions between years of Kentucky, Louisiana, Missouri and Washington contracts and membership growth.

•
Consolidated HBR of 93.3% for the third quarter of 2012 represents an increase from 85.0% in the comparable period in 2011 and 92.9% from the second quarter of 2012. The increase compared to last year primarily reflects the recognition of a $63.0 million premium deficiency reserve for our Kentucky contract as well as increased medical costs in Kentucky. Excluding the Kentucky health plan operations, the third quarter 2012 HBR was 88.7%.

•
Consolidated G&A expense ratio for the third quarter of 2012 was 8.2%, compared to 11.3% in the prior year. The year over year decrease reflects the leveraging of expenses over higher revenues and a reduction in performance based compensation expense which lowered the ratio by 50 basis points.

•
Earnings from operations were $(27.6) million in the third quarter 2012 compared to $48.5 million in the third quarter 2011. Net earnings attributable to Centene Corporation were $3.8 million in the third quarter 2012, compared to $29.0 million in the third quarter of 2011.

•	Earnings per diluted share were $0.07 in the third quarter of 2012 compared to $0.55 in the prior year.

Balance Sheet and Cash Flow

At September 30, 2012, the Company had cash, investments and restricted deposits of $1,529.8 million, including $36.0 million held by its unregulated entities. Medical claims liabilities totaled $919.0 million, representing 42.8 days in claims payable excluding the expense and liability for the Kentucky premium deficiency reserve. Total debt was $395.3 million which includes $40.0 million drawn on the $350 million revolving credit facility at quarter end. Debt to capitalization was 25.0% at September 30, 2012, excluding the $76.0 million non-recourse mortgage note. Cash flow from operations for the three months ended September 30, 2012 was $317.2 million.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2012	41.4
Timing of claim payments	0.9
Impact of new business	0.5
Days in claims payable, September 30, 2012	42.8

Outlook
The table below depicts the Company's annual guidance for 2012.

	Full Year 2012
	Low	High
Premium and Service Revenues (in millions)	$8,100	$8,300
Diluted EPS	$0.56	$0.66
Consolidated Health Benefits Ratio	90.0%	91.0%
General & Administrative expense ratio	8.5%	8.8%
Diluted Shares Outstanding (in thousands)	53,600	53,800

The Company's updated guidance reflect business expansion costs of $0.12 to $0.15 per diluted share in the fourth quarter, including business expansion costs for Kansas which is expected to commence in January 2013.
Conference Call
As previously announced, the Company will host a conference call Tuesday, October 23, 2012, at 8:30 A.M. (Eastern Time) to review the financial results for the third quarter ended September 30, 2012, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 p.m. (Eastern Time) on Tuesday, October 22, 2013, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 a.m. (Eastern Time) on Tuesday, October 30, 2012, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10018806.
Non-GAAP Financial Presentation
The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently.  The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations.  Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information.  The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management.
The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid

Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.
[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$796,621	$573,698
Premium and related receivables	316,123	157,450
Short-term investments	139,920	130,499
Other current assets	123,841	78,363
Total current assets	1,376,505	940,010
Long-term investments	559,714	506,140
Restricted deposits	33,509	26,818
Property, software and equipment, net	381,781	349,622
Goodwill	256,288	281,981
Intangible assets, net	21,375	27,430
Other long-term assets	61,764	58,335
Total assets	$2,690,936	$2,190,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$919,032	$607,985
Premium deficiency reserve	63,000	—
Accounts payable and accrued expenses	162,778	216,504
Unearned revenue	131,967	9,890
Current portion of long-term debt	3,337	3,234
Total current liabilities	1,280,114	837,613
Long-term debt	391,973	348,344
Other long-term liabilities	61,785	67,960
Total liabilities	1,733,872	1,253,917
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 54,405,296 issued and 51,632,704 outstanding at September 30, 2012, and 53,586,726 issued and 50,864,618 outstanding at December 31, 2011	54	54
Additional paid-in capital	458,741	421,981
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	6,702	5,761
Retained earnings	557,759	564,961
Treasury stock, at cost (2,772,592 and 2,722,108 shares, respectively)	(59,277)	(57,123)
Total Centene stockholders’ equity	963,979	935,634
Noncontrolling interest	(6,915)	785
Total stockholders’ equity	957,064	936,419
Total liabilities and stockholders’ equity	$2,690,936	$2,190,336

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Premium	$2,184,061	$1,239,464	$5,853,469	$3,640,829
Service	28,403	25,817	84,062	81,629
Premium and service revenues	2,212,464	1,265,281	5,937,531	3,722,458
Premium tax	235,657	36,754	333,484	110,948
Total revenues	2,448,121	1,302,035	6,271,015	3,833,406
Expenses:
Medical costs	2,036,999	1,053,320	5,370,080	3,091,007
Cost of services	21,744	20,229	66,897	60,717
General and administrative expenses	181,073	142,934	512,322	427,067
Premium tax expense	235,946	37,005	333,872	111,668
Impairment loss	—	—	28,033	—
Total operating expenses	2,475,762	1,253,488	6,311,204	3,690,459
Earnings (loss) from operations	(27,641)	48,547	(40,189)	142,947
Other income (expense):
Investment and other income	23,244	2,697	32,580	9,379
Debt extinguishment costs	—	—	—	(8,488)
Interest expense	(4,855)	(4,572)	(14,393)	(15,523)
Earnings (loss) from operations, before income tax expense	(9,252)	46,672	(22,002)	128,315
Income tax expense (benefit)	(9,547)	18,459	(6,068)	49,216
Net earnings (loss)	295	28,213	(15,934)	79,099
Noncontrolling interest	(3,524)	(774)	(8,732)	(2,007)
Net earnings (loss) attributable to Centene Corporation	$3,819	$28,987	$(7,202)	$81,106

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$0.07	$0.58	$(0.14)	$1.62
Diluted earnings (loss) per common share	$0.07	$0.55	$(0.14)	$1.55

Weighted average number of common shares outstanding:
Basic	51,584,860	50,345,512	51,393,345	50,089,845
Diluted	53,806,197	52,620,350	51,393,345	52,320,906

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$(15,934)	$79,099
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization	49,892	43,055
Stock compensation expense	18,417	13,263
Impairment loss	28,033	—
Gain on sale of investment in convertible note	(17,880)	—
Gain on sale of investments, net	(1,460)	(213)
Debt extinguishment costs	—	8,488
Deferred income taxes	(19,318)	(223)
Changes in assets and liabilities
Premium and related receivables	(139,414)	(13,306)
Other current assets	(23,487)	(6,667)
Other assets	1,918	(1,230)
Medical claims liabilities	374,046	40,476
Unearned revenue	122,077	(65,183)
Accounts payable and accrued expenses	(59,872)	(11,414)
Other operating activities	(9,736)	3,528
Net cash provided by operating activities	307,282	89,673
Cash flows from investing activities:
Capital expenditures	(70,601)	(56,938)
Purchases of investments	(501,958)	(201,145)
Sales and maturities of investments	434,009	180,124
Investments in acquisitions, net of cash acquired	—	(3,192)
Net cash used in investing activities	(138,550)	(81,151)
Cash flows from financing activities:
Proceeds from exercise of stock options	11,686	13,582
Proceeds from borrowings	215,000	419,183
Payment of long-term debt	(177,422)	(415,475)
Excess tax benefits from stock compensation	6,049	1,632
Common stock repurchases	(2,154)	(1,280)
Contribution from noncontrolling interest	1,032	569
Debt issue costs	—	(9,242)
Net cash provided by financing activities	54,191	8,969
Net increase in cash and cash equivalents	222,923	17,491
Cash and cash equivalents, beginning of period	573,698	434,166
Cash and cash equivalents, end of period	$796,621	$451,657
Supplemental disclosures of cash flow information:
Interest paid	$12,127	$16,097
Income taxes paid	$34,001	$49,996

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4	Q3
	2012	2012	2012	2011	2011
MEMBERSHIP
Managed Care:
Arizona	23,800	24,000	23,100	23,700	22,800
Florida	209,600	204,100	199,500	198,300	188,600
Georgia	312,400	313,300	306,000	298,200	298,000
Illinois	17,900	17,800	17,400	16,300	13,600
Indiana	205,400	205,000	206,300	206,900	205,300
Kentucky	145,400	143,500	145,700	180,700	—
Louisiana	167,200	168,700	51,300	—	—
Massachusetts	28,000	41,400	36,000	35,700	34,700
Mississippi	30,600	30,100	29,500	31,600	30,600
Missouri	53,900	—	—	—	—
Ohio	173,800	166,800	161,000	159,900	162,200
South Carolina	89,400	87,800	86,700	82,900	86,500
Texas	930,700	919,200	811,000	503,800	494,500
Washington	42,000	—	—	—	—
Wisconsin	72,900	75,800	76,000	78,000	78,900
Total at-risk membership	2,503,000	2,397,500	2,149,500	1,816,000	1,615,700
Non-risk membership	—	—	—	4,900	10,600
TOTAL	2,503,000	2,397,500	2,149,500	1,820,900	1,626,300

Medicaid	1,939,400	1,848,500	1,634,800	1,336,800	1,189,900
CHIP & Foster Care	229,600	222,600	218,800	213,900	210,600
ABD & Medicare	289,800	269,900	247,400	218,000	171,700
Hybrid Programs	35,700	48,100	41,500	40,500	38,400
Long-term Care	8,500	8,400	7,000	6,800	5,100
Total at-risk membership	2,503,000	2,397,500	2,149,500	1,816,000	1,615,700
Non-risk membership	—	—	—	4,900	10,600
TOTAL	2,503,000	2,397,500	2,149,500	1,820,900	1,626,300

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	162,000	159,900	162,100	168,900	175,500
Kansas	48,500	44,300	46,000	46,200	45,600
TOTAL	210,500	204,200	208,100	215,100	221,100

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$283	$279	$269	$262	$245

CLAIMS(b)
Period-end inventory	826,804	1,195,000	735,000	495,500	482,900
Average inventory	547,393	640,600	457,400	367,590	312,400
Period-end inventory per member	0.33	0.50	0.34	0.27	0.30
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	6,400	6,200	5,700	5,300	5,000

	Q3	Q2	Q1	Q4	Q3
	2012	2012	2012	2011	2011

DAYS IN CLAIMS PAYABLE (c)	42.8	41.4	44.7	45.3	43.6
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period, excluding the Kentucky premium deficiency reserve expense and liability.

CASH AND INVESTMENTS (in millions)
Regulated	$1,493.8	$1,198.2	$1,166.9	$1,198.9	$1,079.3
Unregulated	$36.0	$40.6	$35.5	$38.2	$35.9
TOTAL	$1,529.7	$1,238.8	$1,202.4	$1,237.1	$1,115.2

DEBT TO CAPITALIZATION	29.2%	30.1%	26.4%	27.3%	28.0%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	25.0%	25.9%	21.8%	22.6%	23.2%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($76.0 million at September 30, 2012.)
Operating Ratios:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Health Benefits Ratios:
Medicaid and CHIP	91.8%	81.5%	90.8%	82.3%
ABD and Medicare	97.3	92.0	93.4	90.3
Specialty Services	89.5	87.9	92.5	87.4
Total	93.3	85.0	91.7	84.9

Total General & Administrative Expense Ratio	8.2%	11.3%	8.6%	11.5%
MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, September 30, 2011	$498,705
Incurred related to:
Current period	6,659,744
Prior period	(55,925)
Total incurred	6,603,819
Paid related to:
Current period	5,684,404
Prior period	436,088
Total paid	6,120,492
Less: Premium Deficiency Reserve	$63,000
Balance, September 30, 2012	$919,032

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to September 30, 2011.